UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2010

OHIO LEGACY CORP

(Exact name of registrant as specified in its charter)

Ohio	000-31673	34-1903890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 South Main Street
North Canton, Ohio 44720

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code :  (330) 244-2985

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2010, the Board of Directors (the “Board”) of Ohio Legacy Corp (the “Company”) elected Francis P. Wenthur as a director of the Company to fill an existing vacancy on the Board.  Mr. Wenthur will serve on the Company’s Audit Committee as Chairman.  On the same day, the Board of Directors of Ohio Legacy Bank, National Association (the “Bank”), a wholly-owned subsidiary of the Company, elected Mr. Wenthur to the board of the Bank.

Mr. Wenthur is currently retired.  From December 1995 until his retirement in July 2009, Mr. Wenthur served as Vice President and Chief Financial Officer of Excel Mining Systems located in Bowerston, Ohio, and its successor, Minova Americas, Inc. of Georgetown, Kentucky.

The Board has determined that Mr. Wenthur is an “independent director” under the rules of The NASDAQ Stock Market.  There was no arrangement or understanding between Mr. Wenthur and any other persons pursuant to which he was selected as a director.

Beginning May 1, 2010, as compensation for his Board Service, Mr. Wenthur will receive $500 for each Board meeting attended and $250 for each Audit Committee meeting attended.  He will also receive an annual retainer of $2,500 for his service as Chairman of the Audit Committee, which will be paid in quarterly installments of $625.

As has been previously disclosed, in February 2010, Excel Bancorp, LLC (“Excel Bancorp”) purchased 15 million shares of the Company’s common stock, resulting in Excel’s ownership of approximately 76% of the Company.  Mr. Wenthur owns 10% of the outstanding membership interests in Excel Bancorp, which causes Mr. Wenthur to have, for purposes of Item 404(a) of Regulation S-K, an indirect interest with a value of $1,500,000 in Excel Bancorp’s purchase of 15 million shares of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 22, 2010

OHIO LEGACY CORP
By: /s/ Rick L. Hull Rick L. Hull
President and Chief Executive Officer